As filed with the Securities and Exchange Commission on August 9, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUNOPTA INC.
(Exact name of registrant as specified in charter)

Canada	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(Address, including zip code,
of registrant’s principal executive offices)

Amended 2013 Stock Incentive Plan
(Full title of the plan)

Robert McKeracher
Vice President and Chief Financial Officer
2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(905) 821-9669
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Reed W. Topham, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
801-328-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ x ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount
Securities	Amount	Offering	Aggregate	of
to Be	to Be	Price Per	Offering	Registration
Registered(1)	Registered	Share (2)	Price (2)	Fee
Common Stock and attached purchase rights	1,000,000 Shares	$2.44	$2,440,000	$295.73

(1)

In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (this "Registration Statement") shall also cover any additional shares of Common Stock and attached purchase rights which become issuable under the Amended 2013 Stock Incentive Plan by reason of any stock dividend, stock split, or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 (the "Securities Act"). The calculation of the registration fee is based on $2.44, which was the average of the high and low prices of the Common Stock on August 7, 2019 on the NASDAQ Global Select Market. The registrant’s shares of Common Stock trade on the NASDAQ Global Select Market under the symbol STKL and on the Toronto Stock Exchange under the symbol SOY.

EXPLANATORY NOTE

     SunOpta Inc. (the "Registrant") is registering under this Registration Statement on Form S-8 1,000,000 shares of its Common Stock and attached purchase rights for issuance under the 2013 Stock Incentive Plan, as amended (the "2013 Plan"). The 2013 Plan originally reserved 1,250,000 shares of Common Stock (the "Initial Reserved Shares") plus additional shares of Common Stock reserved for purposes of the Registrant’s 2002 Stock Option Plan, as Amended and Restated May 2011 (the "2002 Option Plan") as described below. On May 10, 2016, the Registrant’s shareholders approved an amendment to the 2013 Plan to increase the number of Initial Reserved Shares from 1,250,000 to 3,000,000 shares of Common Stock (the "Reserved Shares"). The Registrant registered such additional 1,750,000 shares of Common Stock pursuant to a Registration Statement on Form S-8 (Registration No. 333-211873). On May 24, 2017, the Registrant’s shareholders approved further amendments to the 2013 Plan, which increased the number of Reserved Shares from 3,000,000 to 6,800,000 shares of Common Stock. The Registrant registered such additional 3,800,000 shares of Common Stock pursuant to a Registration Statement on Form S-8 (Registration No. 333-218515)

     The Registrant previously registered an aggregate of 7,500,000 shares of Common Stock for issuance under the 2002 Option Plan pursuant to three Registration Statements on Form S-8 (Registration Nos. 333-124911, 333-144827 and 333-176675) (the "Prior Plan Form S-8s"). As of May 28, 2013, the Registrant combined the 2002 Option Plan into the 2013 Plan. According to the terms of the 2013 Plan, the shares of Common Stock that were available for grant under the 2002 Option Plan as of May 28, 2013 (the "Carry Over Shares"), and any shares of Common Stock subject to options previously granted under the 2002 Option Plan that expire or terminate subsequent to May 28, 2013 without being exercised, are included in the reserve of shares of Common Stock available for issuance under the 2013 Plan. The total number of shares of Common Stock previously reserved and available for grants under the 2002 Option Plan on May 28, 2013 was 867,031.

     On October 17, 2013, the Registrant filed post-effective amendments to each of the Prior Plan Form S-8s to deregister the Carry Over Shares previously registered for issuance under the 2002 Option Plan. Also, on October 17, 2013, the Registrant filed a new registration statement on Form S-8 (File No. 333-191777) (the "2013 Form S-8") to register the Initial Reserved Shares. In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, the 2013 Form S-8, in addition to registering the 1,250,000 Initial Reserved Shares, (i) reallocated the Carry Over Shares from the 2002 Option Plan to the 2013 Plan and registered the Carry Over Shares which may be issued under the 2013 Plan and (ii) carried over from the Prior Plan Form S-8s the registration fees paid for the Carry Over Shares registered pursuant to the 2013 Registration Statement.

     On May 30, 2019, the Registrant’s shareholders approved further amendments to the 2013 Plan, which increased the number of Reserved Shares from 6,800,000 to 7,800,000 shares of Common Stock. This Registration Statement is being filed in order to register such additional 1,000,000 shares of Common Stock and attached purchase rights which may be offered or sold to participants under the 2013 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed previously by the registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 (the "Annual Report"), as filed with the Commission on February 27, 2019;

(b)	the registrant’s Definitive Proxy Statement for the 2019 Annual and Special Meeting of Shareholders, as filed with the Commission on April 19, 2019;

(c)	the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2019, as filed with the Commission on August 8, 2019;

(d)

the registrant’s Current Reports on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report; and

(e)

the descriptions of the registrant’s shares of Common Stock and rights set forth in its Current Report on Form 8-K filed on September 2, 2011, its Current Report on Form 8-K filed on November 13, 2015, its Current Report on Form 8-K filed on April 20, 2016, and its Current Report on Form 8-K filed on October 12, 2016, including any amendments or reports filed for the purpose of updating such descriptions.

     All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Canada Business Corporations Act, as amended (the "CBCA"), as well as the registrant’s By-Law No. 14, as amended (the "By-Law") and the insurance policies maintained by the registrant provide for the indemnification of the its directors and officers in respect of certain liabilities incurred in the course of their duties.

     Under the CBCA, the registrant may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity. However, the registrant may only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to the best interests of the registrant, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the individual had reasonable grounds for believing the individual’s conduct was lawful. The registrant may also advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding. However, the individual is required to repay those amounts if he or she does not fulfill the specified conditions. In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from the registrant if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. Further, with the approval of a court, the registrant may indemnify or advance moneys to a director or officer in respect of an action by the registrant or on its behalf or on behalf of another entity to procure a judgment in its favor, to which the individual is made a party because of his or her association with the registrant or such other entity so long as the foregoing conditions of indemnification are met.

     The By-Law provides for the mandatory indemnification of every director and officer of the registrant and his or her heirs, executors, administrators and other legal personal representatives against all liabilities, costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him or her for or in respect of anything done or permitted by him or her in respect of the execution of the duties of his office as well as all other costs, charges and expenses that he or she sustains or incurs in respect of the affairs of the registrant; provided, in each case, such person acted honestly and in good faith with a view to the best interests of the registrant.

     Both the CBCA and the By-Law also permit the registrant to purchase and maintain insurance for the benefit of any director and officer and his or her heirs, executors, administrators and other legal personal representatives. The registrant has purchased and intends to maintain insurance on behalf of any person who is or was one of its directors or officers, or is or was one of its directors or officers serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, so long as the director or officer acted honestly and in good faith with a view to the best interests of the registrant.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration

Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Canada, on this 9th day of August, 2019.

SUNOPTA INC.

By:	/s/ Robert McKeracher
Robert McKeracher
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Robert McKeracher as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Ennen	Chief Executive Officer and Director	August 9, 2019
Joseph Ennen	(Principal Executive Officer)

/s/ Robert McKeracher	Vice President and Chief Financial Officer	August 9, 2019
Robert McKeracher	(Principal Financial and Accounting
Officer)

/s/ Albert Bolles	Director	August 9, 2019
Albert Bolles

/s/ Derek Briffett	Director	August 9, 2019
Derek Briffett

/s/ Michael Detlefsen	Director	August 9, 2019
Michael Detlefsen

/s/ Rebecca Fisher	Director	August 9, 2019
Rebecca Fisher

/s/ Dean Hollis	Director	August 9, 2019
Dean Hollis

/s/ Katrina Houde	Director	August 9, 2019
Katrina Houde

/s/ Leslie Starr Keating	Director	August 9, 2019
Leslie Starr Keating

/s/ Brendan Springstubb	Director	August 9, 2019
Brendan Springstubb

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1

Amalgamation of Stake Technology Ltd. and 3754481 Canada Ltd. (formerly George F. Pettinos (Canada) Limited) (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000).

4.2

Certificate of Amendment, dated October 31, 2003, to change the Company’s name from Stake Technology Ltd. to SunOpta Inc. (incorporated by reference to Exhibit 3i(b) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.3

Articles of Amalgamation of SunOpta Inc. and Sunrich Valley Inc., Integrated Drying Systems Inc., Kettle Valley Dried Fruits Ltd., Pro Organics Marketing Inc., Pro Organics Marketing (East) Inc., 4157648 Canada Inc. and 4198000 Canada Ltd., dated January 1, 2004 (incorporated by reference to Exhibit 3i(c) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.4

Articles of Amalgamation of SunOpta Inc. and 6319734 Canada Inc., 4157656 Canada Inc. and Kofman-Barenholtz Foods Limited, dated January 1, 2005 (incorporated by reference to Exhibit 3i(d) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.5

Articles of Amalgamation of SunOpta Inc. and 4307623 Canada Inc., dated January 1, 2006 (incorporated by reference to Exhibit 3i(e) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

4.6

Articles of Amalgamation of SunOpta Inc., 4208862 SunOpta Food Ingredients Canada Ltd., 4406150 Canada Inc. and 4406168 Canada Inc., dated January 1, 2007 (incorporated by reference to Exhibit 3i(f) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.7

Articles of Amalgamation of SunOpta Inc. and 4460596 Canada Inc., dated January 1, 2008 (incorporated by reference to Exhibit 3i(g) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.8	Amended and Restated By-law No. 14, dated May 27, 2010 (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed on July 3, 2014).
4.9	By-Law Number 15 of SunOpta Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 13, 2015).
4.10	Form of Certificate representing Common Shares, no par value (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-8 filed on September 2, 2011).
4.11

Amended and Restated Shareholder Rights Plan Agreement, dated November 10, 2015, amended and restated as of April 18, 2016, between SunOpta Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 20, 2016).

4.12

Amended and Restated Certificate of Incorporation of SunOpta Foods Inc., setting forth the terms of its Series A Preferred Stock, which is exchangeable for Common Shares of SunOpta Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 12, 2016).

4.13

Articles of Amendment of SunOpta Inc., setting forth the terms of its Special Shares, Series 1 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 12, 2016).

4.14	Amended 2013 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2019).
5.1*	Opinion of Wildeboer Dellelce LLP.
23.1*	Consent of Wildeboer Dellelce LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on signature page hereto).

*Filed herewith